UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §204.14a-12

180 DEGREE CAPITAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 18, 2024, 180 Degree Capital Corp. (NASDAQ:TURN) (“180 Degree Capital”, and the “Company”) issued the following press release:

180 Degree Capital Corp. Responds to Letter from Marlton Partners

December 18, 2024 – Montclair, NJ – 180 Degree Capital Corp. (“180 Degree Capital” or the “Company”) (NASDAQ:TURN) today announced that it has received the press release issued, and the notice of nomination submitted, by Marlton Partners L.P. (“Marlton”) on December 17, 2024.

“We believe that the press release issued by Marlton contains a number of inaccuracies and distortions, and we look forward to addressing the points noted in that press release in due time and, if and when appropriate, engaging with them,” stated Kevin Rendino, Chairman of the Board and Chief Executive Officer of 180 Degree Capital. “In the meantime, we remain focused on strategies and opportunities that we believe can maximize value for all of our shareholders.”

About 180 Degree Capital Corp.
180 Degree Capital Corp. is a publicly traded registered closed-end fund focused on investing in and providing value-added assistance through constructive activism to what we believe are substantially undervalued small, publicly traded companies that have potential for significant turnarounds. Our goal is that the result of our constructive activism leads to a reversal in direction for the share price of these investee companies, i.e., a 180-degree turn. Detailed information about 180 and its holdings can be found on its website at www.180degreecapital.com.

Press Contact:
Daniel B. Wolfe
Robert E. Bigelow
180 Degree Capital Corp.
973-746-4500
ir@180degreecapital.com

Additional Information and Where to Find It

The Company intends to file with the SEC a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s investor relations website at https://ir.180degreecapital.com.

Certain Information Concerning the Participants

180 Degree Capital, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by 180 Degree Capital in connection with its 2025 Annual Meeting of Shareholders. Information about 180 Degree Capital’s executive officers and directors is available in 180 Degree Capital’s Annual Report filed on Form N-CSR for the year ended December 31, 2023, which was filed with the SEC on February 20, 2024, and in its proxy statement for the 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 1, 2024. To the extent holdings by our directors and officers of 180 Degree Capital securities reported in the proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at https://www.sec.gov.

Forward-Looking Statements
This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's securities filings filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. Any discussion of past performance is not an indication of future results. Investing in financial markets involves a substantial degree of risk. Investors must be able to withstand a total loss of their investment. The information herein is believed to be reliable and has been obtained from sources believed to be reliable, but no representation or warranty is made, expressed or implied, with respect to the fairness, correctness, accuracy, reasonableness or completeness of the information and opinions. The reference and link to the website www.180degreecapital.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release. 180 is not responsible for the contents of third-party websites.